Exhibit 2.8

STRICTLY CONFIDENTIAL

AGREEMENT OF MERGER

OF

CAPITAL BANK

WITH AND INTO

NAFH NATIONAL BANK

THIS AGREEMENT OF MERGER, dated as of June 30, 2011 (this “Agreement”), is made and entered into between NAFH National Bank (“NAFH Bank”) and Capital Bank (“Capital Bank”).

W I T N E S S E T H:

WHEREAS, NAFH Bank, OCC Charter No. 24976, a national banking association duly organized and existing under the laws of the United States with its main office located at 9350 South Dixie Highway Suite 1120, Miami, Florida, has authorized capital stock consisting of 1,000 shares of common stock, par value $1.00 per share, of which 212 shares of common stock are issued and outstanding as of the date hereof;

WHEREAS, Capital Bank, a North Carolina state-chartered banking corporation with its main office located at 333 Fayetteville Street, Raleigh, North Carolina, has authorized capital stock consisting of 20,000,000 shares of common stock, par value $5.00 per share, of which 2,477,651 shares of common stock were issued and outstanding.

WHEREAS, the respective boards of directors of NAFH Bank and Capital Bank, acting pursuant to resolutions duly adopted pursuant to the authority given by, and in accordance with, 12 U.S.C. §§ 215a and Section 53-16 of the North Carolina General Statutes, have approved this Agreement and authorized the execution hereof.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

1 - THE MERGER

1.1	Merger; Surviving Association

Subject to the terms and conditions of this agreement, at the Effective Time (as hereinafter defined), Capital Bank shall be merged with and into NAFH Bank, pursuant to the provisions of, and with the effect provided in, 12 U.S.C. § 215a and Section 53-16 of the North Carolina General Statutes (said transaction, the “Merger”) and the corporate existence of Capital Bank shall cease. NAFH Bank shall continue its corporate existence under the laws of the United States and shall be the association surviving the Merger (the “Surviving Association”). The parties hereto intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

1.2	Name of Surviving Association;
Articles of Association and By-laws

The name of the Surviving Association shall be “Capital Bank, National Association.” From and after the Effective Time (as defined in Section 1.3 below), the Articles of Association of NAFH Bank, as set forth in Exhibit A, shall be the articles of association of the Surviving Association until thereafter amended in accordance with applicable law. From and after the Effective Time, the By-laws of NAFH Bank, as set forth in Exhibit B hereto, shall be the By-laws of the Surviving Association until thereafter amended in accordance with applicable law.

1.3	Effective Time of Merger

The Merger shall become effective at such time and on the date specified in the certificate to be issued by the Office of the Comptroller of the Currency in connection with the consummation of the Merger, which shall be a time and date agreed to by NAFH Bank and Capital Bank, subject to the approval of the Office of the Comptroller of the Currency, or such other time and date as shall be provided by law and agreed to by the parties hereto. The date and time of such effectiveness is herein referred to as the “Effective Time.”

1.4	Effect of Merger

All assets as they exist at the Effective Time shall pass to and vest in the Surviving Association without any conveyance or other transfer. The Surviving Association shall be responsible for all of the liabilities of every kind and description, including, but not limited to, liabilities arising from the operation of a trust department, of the merging institutions existing as of the Effective Time of the Merger.

1.5	Business of Surviving Association

The business of the Surviving Association after the Merger shall continue to be that of a national banking association and shall be conducted at its main office, which shall be located at 9360 South Dixie Highway, Miami, Florida, and at all legally established branches.

1.6	Board of Directors of Surviving Association

The following named persons shall serve as the Board of Directors of the Surviving Association until the next annual meeting of its shareholders and until such time as their successors shall have been elected and qualified or until their earlier death, resignation or removal:

Gene Taylor

Chris Marshall

Bruce Singletary

Kenneth Posner

Bill Hodges

Peter Foss

Brad Boaz

Howard Gutman

Charles Atkins

Oscar Keller

2 - CAPITALIZATION AND EXCHANGE OF SHARES

2.1	Capital Stock of Surviving Association

(a) The outstanding shares of NAFH Bank common stock shall remain outstanding as part of the capital stock of the Surviving Association. Each issued and outstanding share of Capital Bank common stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.0000521211059858253 fully paid and nonassessable shares of NAFH Bank common stock (the “Merger Consideration”). As of the Effective Time, all such shares of Capital Bank common stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. Promptly following the Effective Time, the Surviving Association shall deliver certificates representing the Merger Consideration to the former holder(s) of outstanding shares of Capital Bank common stock.

(b) At the Effective Time, the Surviving Association shall have authorized capital stock consisting of 1,000 authorized shares of common stock, par value $1.00 per share, of which 341 shares will be issued and outstanding.

3 - CONDITIONS PRECEDENT

3.1	Conditions

The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. The Agreement shall have been ratified and confirmed by the unanimous written consent of the shareholders of each of NAFH Bank and Capital Bank in lieu of a meeting of shareholders, provided that such action by unanimous written consent is authorized under the applicable articles of association or bylaws or otherwise provided by law.

(b) Regulatory Approvals. The parties shall have received all consents, approvals and permissions and the satisfaction of all of the requirements prescribed by law, including, but not limited to, the consents, approvals and permissions of all regulatory authorities which are necessary to the carrying out of the Merger described in this Agreement.

4 - TERMINATION

4.1	Consent of the Parties

This Agreement may be terminated by the mutual written consent of the boards of directors of NAFH Bank and Capital Bank.

5 - MISCELLANEOUS

5.1	Further Assurances.

If at any time the Surviving Bank shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Association title to any property or rights of Capital Bank or otherwise carry out the provisions hereof, the proper officers and directors of Capital Bank, as of the Effective Date, and thereafter the officers of the Surviving Entity acting on behalf of Capital Bank, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Association and otherwise carry out the provisions hereof.

5.2	Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement of Merger to be executed by its duly authorized officers, all as of the date first set forth above.

ATTEST:		NAFH NATIONAL BANK

/s/ Nancy A. Snow		By	/s/ Christopher Marshall
Name:	Nancy A. Snow		Name:	Christopher Marshall
			Title:	Chief Financial Officer

ATTEST:		CAPITAL BANK

/s/ Nancy A. Snow		By	/s/ Christopher Marshall
Name:	Nancy A. Snow		Name:	Christopher Marshall
			Title:	Chief Financial Officer